Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2009
FOURTH QUARTER AND FULL-YEAR RESULTS

Q4 sales increase 4% from prior year’s Q4 to $5.6 million.
Q4 earnings improve to $0.02 per share.

IRVINE, CA, September 17, 2009 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for the fiscal fourth quarter and full-year ending June 30, 2009.

Sales for the fourth quarter ended June 30, 2009 increased 4% to $5.6 million compared to $5.4 million reported for the fourth quarter of fiscal 2008, as increases in medical device and motor shipments outpaced continued sluggish motion control sales.  Net income for the fourth quarter was $202,000 or $0.02 per share (based on 9.7 million shares) compared to net loss of $412,000 or ($0.04) per share for the three months ended June 30, 2008.

Sales for the year ended June 30, 2009 decreased 16% to $21.1 million compared to $25.1 million in fiscal year 2008.  The majority of the decrease was seen in medical products, as 2008 sales were unusually high due to a major customer, who built inventory in fiscal 2008, consumed it in fiscal 2009.  The motion control business also reported lower sales as the economic slowdown adversely affected the end market for the capital equipment that use our motion control products.  Motor sales remained flat year over year.  A net loss was reported for the full fiscal year 2009 of $2,845,000 or $0.29 per share compared to net income of $317,000, or $0.03 per share for the full-year 2008 period.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “Fiscal 2009 was a difficult year for Pro-Dex, like many other businesses.  From FY2005 through FY2008, we grew consistently every year, delivering a 22% cumulative annual growth rate.  This trend was starkly interrupted in FY2009 by a 16% top line decrease, the first decrease we had experienced in 4 years.  We reacted immediately and definitively in our commitment to the fundamentals of profitability and cash-generation, resizing the company to match our revenue levels.  While the year’s results were sealed in Q3 with nearly $3 million of non-cash patent and deferred tax asset write-offs, we see the Q4 operating results as encouraging.  We believe our largest medical customers have completed their inventory reductions and are now receiving product at rates that are more closely aligned with historical levels, helping to offset the continued softness in our motion control business.  Comparing fiscal 2009 Q4 to Q3, we improved the top line by 22% (from $4.6 million to $5.6 million) and earnings per share from a loss of $0.31 ($0.27 from write-offs and $0.04 operationally) to earnings of $0.02.  While it’s too early to declare sustainable improvement, we have a $9.6 million backlog and look forward to the anticipated release of a new product.”

Gross profit for the quarter ended June 30, 2009 increased to $1.9 million, a 35% gross profit margin, compared to gross profit of $1.5 million or 27% gross profit margin in last year’s fourth quarter as a result of higher sales levels and the absence of the prior year’s fourth quarter headquarters relocation costs of $225,000.   Gross profit for the full 2009 fiscal year was $6.7 million, a 32% gross profit margin compared to gross profit of $8.2 million or 33% gross profit margin for the year-ago period.  For the full year, margins were adversely impacted by lower volumes of our more profitable products.

Operating expenses for the fourth quarter decreased by 27% to $1.7 million, compared to $2.2 million in the fourth quarter 2008.  While the 2008 fourth quarter operating expenses included move-related costs of $274,000, the remainder of the decrease in spending was attributable to structurally lower costs, primarily decreased labor expenses, resulting from our FY2009 cost-reduction efforts. For the full fiscal 2009 year, operating expenses, including the non-cash $997,000 intangible write-off, increased by $487,000 (6%) to $8.2 million from $7.7 million in fiscal 2008.

Mr. Murphy continued, “We have taken the necessary steps to adapt from our previous rapid growth to our current reality. This economy has severely tested the business models of many companies.  Pro-Dex remains strong because our model is based on repeating sales of customized, high-value products.  We grow fastest when new products are being developed and when such development requires accelerated timeframes.  Neither has been the case this past fiscal year.  It is now time to look forward.  We are committed to identifying new products that we can assist our customers in bringing to market over the coming months and years.  In the meantime, our cost structure has been better aligned with our current revenue base.”

During both the fourth quarter and the entire fiscal year 2009, we continued to strengthen the balance sheet. In Q4, we generated an additional $878,000 of operating cash.  For all of fiscal 2009, we generated $1.7 million in cash from operations compared to $2.0 million in the year-ago period.  At June 30, 2009, we had cash and cash equivalents of $1,124,000 compared to cash and cash equivalents of $517,000 as of June 30, 2008. There was nothing borrowed under the terms of the Company’s revolving credit line compared to $2,000,000 outstanding under that line at June 30, 2008.  The Company’s net debt (total debt less cash) was $2.2 million at June 30, 2009, down from $3.5 million at June 30, 2008.

Teleconference Information:

Investors and all others are invited to listen to a conference call discussing the fourth fiscal quarter and year end 2009 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet and may be accessed by visiting the Company's website at http://www.pro-dex.com or directly at http://www.videonewswire.com/event.asp?id=62029. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (877) 356-8625 U.S. and (706) 634-9779 International, conference I.D. 30139877. You may identify the call as the Pro-Dex Fourth Quarter Earnings Call. An online archive of the broadcast will be available within two hours of the completion of the call and will be accessible on the Company's website for 365 days. Additionally, a telephone replay will be available 2 hours after the call for 48 hours by dialing (800) 642-1687 U.S. or (706) 645-9291 for international callers, conference I.D. number 30139877.

Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, provides a pathway to product solutions rarely envisioned by customers.  A unique blend of creativity and systemic discipline enables us to develop and manufacture innovative designs that powerfully complete a customer’s strategic product offering. Pro-Dex leverages extraordinary human collaboration and superior technical capability to power and control products used in medical, aerospace, military, research and industrial applications requiring high precision in harsh environments.  With expertise in multi-axis motion control, fractional horsepower motors and rotary drive systems, we identify and create unexpected value for our customers.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.
(tables follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	30-Jun-09	30-Jun-08
ASSETS
Current assets:
Cash and cash equivalents	$1,124,000	$517,000
Accounts receivable, net of allowance for doubtful accounts of $52,000 in 2009 and $144,000 in 2008	2,515,000	2,842,000
Other Current Receivables	16,000	205,000
Inventories	3,365,000	5,101,000
Prepaid expenses	117,000	214,000
Prepaid income taxes	118,000	860,000
Deferred income taxes	-	1,176,000
Total current assets	7,255,000	10,915,000

Property, plant, equipment and leasehold improvements, net	5,981,000	6,470,000
Other assets:
Goodwill	2,997,000	2,997,000
Intangibles - Patents, net	147,000	1,221,000
Other	87,000	68,000
Total other assets	3,231,000	4,286,000

Total assets	$16,467,000	$21,671,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$2,000,000
Accounts payable	827,000	1,736,000
Accrued expenses	1,394,000	2,053,000
Income taxes payable	53,000	114,000
Current portion of term note	-	396,000
Current Portion of T.I. Loan	400,000	-
Current portion of real estate loan	33,000	30,000
Total current liabilities	2,707,000	6,329,000

Long-term liabilities:
Notes Payable - T.I. Loan	1,367,000	-
Real estate loan	1,528,000	1,560,000
Patent deferred payable	-	44,000
Deferred income taxes	171,000	290,000
Deferred rent	212,000	150,000
Total long-term liabilities	3,278,000	2,044,000

Total liabilities	5,985,000	8,373,000
Commitments and contingencies
Shareholders' equity:
Common shares; no par value; 50,000,000 shares authorized; 9,964,366 shares issued and 9,668,671 outstanding June 30, 2009 9,879,066 shares issued and 9,803,366 outstanding June 30, 2008	16,574,000	16,545,000
Accumulated deficit	(6,092,000)	(3,247,000)

Total shareholders’ equity	10,482,000	13,298,000

Total liabilities and shareholders’ equity	$16,467,000	$21,671,000

See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended June 30

	2009	2008

Net sales	$21,122,000	$25,126,000

Cost of sales	14,374,000	16,917,000
Gross profit	6,748,000	8,209,000

Operating expenses:
Selling expense	1,295,000	1,482,000
General and administrative expenses	3,157,000	3,265,000
Irvine facility move related general and administrative expenses	-	274,000
Impairment of intangible asset	997,000	-
Research and development costs	2,791,000	2,732,000
Total operating expenses	8,240,000	7,753,000

(Loss) Income from operations	(1,492,000)	456,000

Other:
Other (expense), net	-	(9,000)
Royalty income	14,000	35,000
Interest income	2,000	17,000
Interest (expense)	(228,000)	(181,000)
Total	(212,000)	(138,000)

(Loss) Income before provision for income taxes	(1,704,000)	318,000

Benefit (Provision) for Income Taxes	1,100,000	(1,000)
Allowance for deferred tax asset	(2,241,000)	-
Total Provision for Income taxes	(1,141,000)	(1,000)

Net (Loss) Income	$(2,845,000)	$317,000

Net (Loss) Income per share:
Basic	$(0.29)	$0.03
Diluted	$(0.29)	$0.03

Weighted average shares outstanding - basic	9,710,755	9,736,249
Weighted average shares outstanding - diluted	9,710,755	9,924,350

See notes to consolidated financial statements.

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended June 30

	2009	2008
Cash Flows from Operating Activities:
Net Income	$(2,845,000)	$317,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	810,000	538,000
Loss on disposal	25,000	-
Impairment of intangible asset	997,000	-
(Recovery of) Provision for doubtful accounts	(92,000)	(9,000)
Stock based compensation	166,000	205,000
Retained earnings adjustment for prior years due to accounting standard change	-	(75,000)
Deferred taxes	1,058,000	434,000
Changes in:
Decrease in accounts receivable	609,000	396,000
Decrease (increase) in inventories	1,737,000	(478,000)
Decrease (increase) in prepaid expenses	97,000	(9,000)
(Increase) in other assets	(20,000)	(43,000)
(Decrease) increase in accounts payable and accrued expenses	(1,505,000)	1,645,000
Increase (decrease) in income taxes payable	681,000	(903,000)
Net Cash provided by Operating Activities	1,718,000	2,018,000

Cash Flows From Investing Activities:
Purchase of equipment and leasehold improvements	(269,000)	(3,130,000)

Net Cash used in Investing Activities	(269,000)	(3,130,000)

Cash Flows from Financing Activities:
Principal payments of patent deferred payable	(45,000)	(196,000)
Net (payments) borrowing on Line of Credit	(2,000,000)	1,700,000
Principal (payments) on Term Note	(396,000)	(250,000)
Net Principal borrowing on TI Loan	1,767,000	-
Principal payments on Real Estate Loan	(31,000)	(28,000)
Stock Repurchases	(137,000)	-

Net Cash (used in) provided by Financing Activities	(842,000)	1,226,000

Net increase in Cash and Cash Equivalents	607,000	114,000
Cash and Cash Equivalents, beginning of year	517,000	403,000

Cash and Cash Equivalents, end of year	$1,124,000	$517,000

Supplemental Information
Cash paid for interest	$230,000	$181,000
Cash paid for income taxes	$-	$560,000